EXHIBIT 12.2
GST USA, INC.
Ratio of Earnings to Fixed Charges
(Insufficiency of Earnings to Cover Fixed Charges)

                                                        Thirteen
                                                         Months
                                                          Ended      Year Ended September 30,
                                                      September 30,
                                                          1994         1995          1996              1997
                                                          ----         ----          ----              ----
Fixed charges:
    Interest expense, including amortization of
      deferred financing costs                              27           805        18,334             34,171
    Capitalized interest                                     0           291         2,316             15,170
    Estimated interest on operating leases                  84           288           500              1,127
    Preferred stock accretion                                0             0             0                  0
                                                        ------         -----         -----            -------

Total fixed charges                                        111         1,384        21,150             50,468
                                                        ======         =====         =====            =======

Earnings:
    Loss before minority interest in income (loss)
      of subsidiaries and income taxes                  (2,987)      (11,645)      (55,812)           (98,049)
    Fixed charges excluding capitalized interest
      and preferred stock accretion                        111         1,093        18,834             35,298
                                                        ------         -----         -----            -------

Total earnings                                          (2,876)      (10,552)      (36,978)           (62,751)
                                                        ======         =====         =====            =======

Ratio of earnings to fixed charges                      (25.85)        (7.62)        (1.75)             (1.24)
                                                        ======         =====         =====            =======

Insufficiency of earnings to cover fixed charges         2,987        11,936        58,128            113,219
                                                        ======         =====         =====            =======

                                                               Three Months              Twelve Months           Six Months
                                                            Ended December 31,         Ended December 31,       Ended June 30,

                                                              1996       1997            1997        1998        1998        1999
                                                              ----       ----            ----        ----        ----        ----
Fixed charges:
    Interest expense, including amortization of
      deferred financing costs                               4,646      15,855          45,380      77,814      34,688      43,077
    Capitalized interest                                     2,549       3,726          16,347      25,920      11,066      16,043
    Estimated interest on operating leases                     203         371           1,295       1,900         885       1,070
    Preferred stock accretion                                    0           0               0           0           0           0
                                                           -------     -------        --------    --------     -------     -------
Total fixed charges                                          7,398      19,952          63,022     105,634      46,639      60,190
                                                           =======     =======        ========    ========     =======     =======
Earnings:
    Income (loss) before minority interest in income
      (loss) of subsidiaries and income taxes              (21,466)    (33,486)       (110,062)   (126,780)    (12,469)    (83,195)

    Fixed charges excluding capitalized interest
      and preferred stock accretion                          4,849      16,226          46,675      79,714      35,573      44,147
                                                           -------     -------        --------    --------     -------     -------
Total earnings                                             (16,617)    (17,260)        (63,387)    (47,066)     23,104     (39,048)
                                                           =======     =======        ========    ========     =======     =======
Ratio of earnings to fixed charges                           (2.25)      (0.87)          (1.01)      (0.45)       0.50       (0.65)
                                                           =======     =======        ========    ========     =======     =======
Insufficiency of earnings to cover fixed charges            24,015      37,212         126,409     152,700          --      99,238
                                                           =======     =======        ========    ========     =======     =======